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                                                                    EXHIBIT 21.0

                              LIST OF SUBSIDIARIES
                              (Direct and Indirect)

Direct
    1. FirstBank Puerto Rico
    2. FirstBank Insurance Agency, Inc.

Indirect
    1. First Leasing and Rental Corporation
    2. First Federal Finance Corp. D/B/A Money Express "La Financiera"
    3. First Trade Inc.
    4. FirstBank Insurance Agency VI, Inc.
    5. First Express, Inc.
    6. First Mortgage, Inc.